EXHIBIT 5

GREENEBAUM DOLL & MCDONALD PLLC

September 8, 2006

Multi-Color Corporation

425 Walnut Street, Suite 1300

Cincinnati,	Ohio 45202

Ladies	and Gentlemen:

We have acted as legal counsel to Multi-Color Corporation, an Ohio corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 200,000 shares of common stock (the “Common Stock”) to be issued from time to time pursuant to the Company’s 2006 Director Equity Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and are familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of the Company, and the various corporate records and proceedings relating to the Company and the proposed issuance of the Common Stock. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock has been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

/s/ GREENEBAUM DOLL & MCDONALD PLLC

GREENEBAUM DOLL & MCDONALD PLLC